Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report in this Registration Statement on Form S-8 of Xedar Corporation. Our report is dated March 27, 2008, relating to the audited consolidated balance sheet of Xedar Corporation as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and 2006 included in the Company's annual report on Form 10-KSB filed on March 27, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

July 28, 2008

Denver, Colorado